EXHIBIT 99.1


FOR IMMEDIATE RELEASE


DELANCO FEDERAL SAVINGS BANK ANNOUNCES NEW CHIEF OPERATING OFFICER

April 8, 2008

DELANCO, NEW JERSEY - Delanco Federal Savings Bank, the sole subsidiary of Delanco Bancorp, Inc. (DLNO.OB) announces the hiring of James E. Igo as Executive Vice-President and Chief Operating Officer.

Mr. Igo is a twenty nine year veteran of community banking in the South Jersey market. Most recently he served as Senior Vice-President with Beneficial Bank managing commercial lending for the South Jersey market. He joined Beneficial by way of their acquisition of Farmers & Mechanics Bank where Mr. Igo spent 17 years, most recently as Senior Vice-President and Senior Lending Officer and where he was involved in all aspects of managing the operations of the bank. Igo also worked previously at Mt. Holly State Bank and the Bank of Mid-Jersey.

"It is an honor to join the people at Delanco Federal Savings Bank, a bank with a rich tradition of serving its community," said Igo. "My banking experience has been working in similar institutions that truly embody the essence of a community bank. I look forward to working with the Board and the employees of Delanco Federal Savings, to continue to build on those strong bonds and continue to serve those customers that I have built long term relationships with."

Mr. Igo has been involved in the community, serving currently on the Board of Directors of the Burlington County Chamber of Commerce where he is a past Chairman. He has also served on the Burlington County Chapter of the American Red Cross as Vice-Chairman and has been involved with the Burlington County Boy Scouts.

"Jim brings to the bank his 29 years of experience and knowledge of our local communities. I am sure his commitment to excellence will be well received by our customers, " said Doug Allen, President of Delanco Federal Savings.

About Delanco Federal Savings Bank

Founded in 1890, Delanco Federal Savings Bank has served the community of Delanco since. In 2006 the bank opened its first branch office in Cinnaminson, NJ. The bank currently has $131 Million in assets. In March of 2007 Delanco Bancorp, the holding company for Delanco Federal Savings Bank, consummated a public offering of its stock.

FOR FURTHER INFORMATION CONTACT:

Douglas R. Allen, Jr., President, 856-461-0611